PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Alison Griffin
(804) 217-5897
DYNEX CAPITAL, INC. REPORTS SECOND QUARTER 2013
DILUTED EPS OF $0.54 AND BOOK VALUE PER COMMON SHARE OF $8.94
GLEN ALLEN, Va. -- Dynex Capital, Inc. (NYSE: DX) reported net income available to common shareholders of $29.4 million, or $0.54 per diluted common share for the second quarter of 2013 versus $18.8 million, or $0.35 per diluted common share for the second quarter of 2012. The Company also reported book value per common share of $8.94 per common share at June 30, 2013 versus $10.50 at March 31, 2013.
Quarterly Highlights

($ in thousands, except per share amounts)	2Q2013		1Q2013		2Q2012
Net interest income		$22,444		$22,526		$19,008
Gain on sale of investments, net		$2,031		$1,391		$2,587
Fair value adjustments, net		$10,753		$(157)		$117
General and administrative expenses		$(3,795)		$(3,808)		$(3,024)
Net income to common shareholders		$29,442		$18,381		$18,847
Earnings per common share		$0.54		$0.34		$0.35
Dividend per common share		$0.29		$0.29		$0.29
Return on average common equity (annualized) (1)	13.2%		13.0%		14.3%
Interest earnings assets, end of period		$4,627,188		$4,531,342		$3,276,170
Average interest earning assets		$4,565,733		$4,098,681		$3,339,546
Average interest bearing liabilities		$(4,068,830)		$(3,641,654)		$(2,916,801)
RMBS/single-family capital allocation, end of period		$218,029		$233,870		$204,631
CMBS/commercial capital allocation, end of period		$313,133		$362,693		$279,545
Book value per common share, end of period		$8.94		$10.50		$9.66
Net interest spread	1.75%		1.89%		2.18%
Portfolio CPR (excluding CMBS IO)	21.0%		19.3%		14.3%
Debt to shareholders' equity ratio, end of period	6.8	x	6.3	x	6.1	x
(1) The annualized return on average common equity for the second quarter of 2013 was calculated using an adjusted net income to common shareholders of $18.4 million. This amount excludes fair value adjustments of $11.0 million related to long-term interest rate swaps added during the quarter for which the Company did not elect hedge accounting. On a GAAP basis, including the fair value adjustments, our net income to common shareholders and annualized return on average common equity for the second quarter of 2013 were $29.4 million and 21.0%, respectively. Management believes the adjusted return on average common equity is useful to investors because it enhances comparability between the periods presented.
Conference Call
As previously announced, the Company's quarterly conference call to discuss the second quarter results is 11:00 a.m. ET on August 1, 2013. Interested investors may access the call by dialing 1-888-317-6016 or by accessing the webcast, the link for which is provided under “Investor Relations/IR Highlights” on our website (www.dynexcapital.com). A slide presentation will accompany the webcast and will also be available one hour prior to the call at the same location on our website.

Management Remarks
Mr. Thomas Akin, Chairman and Chief Executive Officer, commented, "Mortgage REIT portfolios experienced a volatile combination of rising rates and spreads during the second quarter that sent book values substantially lower. Leverage ratios were also affected and moved sharply higher for most mortgage REITs as book values dropped. At Dynex, we were disappointed to see our book value decrease, but our business model and portfolio remain largely intact as our leverage moved modestly higher and yet remained within our targets. Additionally, because we did not invest in 15-year or 30-year mortgages but instead invested in securities with shorter maturities and more predictable cash flows, our duration extension in the quarter was minimal. Going forward, we expect to maintain our leverage target below 6.5 times consistent with our investment discipline. Our conservative investment strategy of low duration, high quality investments remains applicable in the current environment, and we expect to recover shareholder value as our portfolio rolls down the yield curve and as markets stabilize."
Mr. Byron Boston, President and Chief Investment Officer commented, "Market events were extraordinary during the quarter leading to extreme price volatility in fixed income securities. During the quarter the ten-year Treasury rate increased by 64 basis points, but the bulk of the price volatility resulted from widening in market credit spreads versus higher interest rates. Fed talk of reducing bond purchases, global de-risking, bond fund redemptions, and regulatory constraints, led to reduced liquidity and lack of transparency in MBS pricing. The unusual combination of the increase in interest rates and the simultaneous widening of credit spreads had the equivalent impact of an approximate 200 basis point rise in interest rates on a substantial portion of our investment portfolio. While we have seen some stabilizing since quarter end, markets continue to be data dependent and volatile and could remain this way until the economic picture becomes clearer. Financing has not been a concern, and we are continuing to prioritize our liquidity and financial flexibility."
Market Summary
The following table provides various interest rates and credit spreads on assets (expressed in basis points) owned by the Company as well as other market credit spreads as of June 30, 2013 and March 31, 2013:

	June 30, 2013	March 31, 2013
2 year vs. 10 year Treasury spread	218	166
Hybrid ARM 5/1 (2.0% coupon) spread to Treasuries	45	18
Hybrid ARM 10/1 (2.5% coupon) spread to Treasuries	75	34
Agency CMBS spread to Treasuries	92	59
'A'-rated CMBS spread to Treasuries	287	205
Agency CMBS IO spread to interest rate swaps	200	115
CC 30 year FNMA zero vol spread to Treasuries	43	29
IG Index spread to Treasuries	165	154
HY Index spread to Treasuries	537	501
CMBX.NA.A.6 (2012 'A'-rated)	254	200

Quarterly Performance Summary
Net interest income decreased slightly to $22.4 million for the second quarter of 2013 from $22.5 million for the first quarter of 2013 due primarily to increased expense from interest rate swaps and lower prepayment penalty income received on CMBS IO securities. Net interest spread for the second quarter of 2013 was 1.75% which consisted of the yield on interest-earning investments of 2.86% less the cost of funds of 1.11%. For the first quarter of 2013, net interest spread was 1.89% which consisted of the yield on the Company's interest-earning investments of 3.04% less the cost of funds of 1.15%. For the second quarter of 2012, the net interest spread was 2.18% which consisted of the yield on the Company's interest-earning investments of 3.29% less the cost of funds of 1.11%. Although our average interest earning investments increased in the second quarter of 2013 compared to the first quarter of 2013, our net interest spread declined in the second quarter compared to the first quarter primarily due to the addition of lower coupon assets at the end of the first quarter and the beginning of the second quarter.
Fair value adjustments, net for the second quarter of 2013 include $11.4 million related to the market value increase in the Company's interest rate swaps designated as trading, which is primarily the result of four 10-year interest rate swaps with a combined notional balance of $180 million that the Company entered into during the second quarter. Please see "Hedging Activities" below for further discussion. Partially offsetting that increase was a $0.6 million decline in the market value of certain Agency CMBS designated as trading securities.
During the second quarter of 2013, the Company sold CMBS and CMBS IO investments with an amortized cost basis of $144.5 million for a net gain of $2.6 million. These investments earned a weighted-average yield of 4.88% during the quarter. The Company also sold RMBS investments with an amortized cost basis of $10.1 million at a loss of $0.6 million.
General and administrative expenses were $3.8 million in the second quarter of 2013, or 0.57% of average shareholders' equity, versus $3.8 million, or 0.61% of average shareholders' equity, in the first quarter of 2013.
During the quarter the Company issued 2.25 million shares of 7.625% Series B Preferred Stock for net proceeds of $54.3 million which it invested principally in Agency hybrid ARMs. No shares of common stock were repurchased during the quarter. Principally as a result the decline in fair value in the Company's investments, accumulated other comprehensive income declined $96.7 million, or $1.76 per common share, during the second quarter to an accumulated loss position of $35.1 million, or $0.64 per common share at June 30, 2013. Book value per common share was $8.94, representing a decline of 15% from March 31, 2013 and 13% from December 31, 2012. The following table reconciles the changes in the Company's book value per common share from March 31, 2013 to June 30, 2013 (changes in fair value of MBS due to changes in interest rates and changes in credit spreads are based on Company estimates):

Book value per common share, March 31, 2013	$10.50
Net income in excess of dividends declared (1)	0.05
Changes in fair value of MBS classified as available-for-sale, net of hedges, due to changes in interest rates	(0.50)
Changes in fair value of MBS classified as available-for-sale due to changes in credit spreads	(1.06)
Capital transactions:
Issuance of Series B Preferred Stock	(0.04)
Other, net	(0.01)
Book value per common share, June 30, 2013	$8.94

(1) "Net income in excess of dividends declared" excludes $11.0 million, or $0.20 per common share, in fair value adjustments, net recorded during the quarter which relates to 10-year interest rate swaps which are designated as trading but considered economic hedges of interest rate risk. Such amounts are included in "Changes in fair value of MBS classified as available-for-sale, net of hedges, due to changes in interest rates" in the table.
Investments
The following tables present certain information for the Company's MBS portfolio by category as of and for the dates and periods presented:

	As of June 30, 2013					2Q2013
($ in thousands)	Principal Balance (notional for CMBS IO)	Net Premium (Discount)	Amortized Cost	Fair Value	WAVG Coupon	WAVG Yield (2)
Agency MBS:
RMBS	$2,966,661	$170,225	$3,136,886	$3,084,367	3.34%	1.90%
CMBS	306,848	22,916	329,764	342,310	5.20%	3.54%
CMBS IO	10,641,141	540,484	540,484	550,189	0.87%	4.54%
Total (1)	$3,273,509	$733,625	$4,007,134	$3,976,866		2.43%

Non-Agency MBS:
RMBS	$12,315	$352	$11,963	$12,064	4.64%	4.99%
CMBS	448,973	18,436	430,537	439,775	5.33%	5.62%
CMBS IO	2,821,042	128,428	128,428	130,618	0.87%	4.47%
Total (1)	$461,288	$147,216	$570,928	$582,457		5.39%

Total MBS portfolio:	$3,734,797	$880,841	$4,578,062	$4,559,323		2.82%

($ in thousands)	2Q2013	1Q2013	2Q2012
Agency MBS:
Weighted average annualized yield for the period (2)	2.43%	2.60%	2.75%
Weighted average annualized cost of funds including interest rate swaps for the period	(0.91)%	(0.93)%	(0.88)%
Net interest spread for the period	1.52%	1.67%	1.87%
Average balance of investments for the period (1)	$3,903,717	$3,456,841	$2,755,376
Average balance of financing for the period	$(3,520,250)	$(3,128,324)	$(2,466,672)

Non-Agency MBS:
Weighted average annualized yield for the period (2)	5.39%	5.39%	6.05%
Weighted average annualized cost of funds including interest rate swaps for the period	(2.45)%	(2.58)%	(2.55)%
Net interest spread for the period	2.94%	2.81%	3.50%
Average balance of investments for the period (1)	$596,506	$572,312	$472,106
Average balance of financing for the period	$(511,034)	$(473,177)	$(381,826)
(1) Total principal balance and average balance of investments exclude notional amounts of CMBS IO.
(2) Weighted average yield is based on weighted average amortized cost of investments for the quarter.

The following table presents the weighted average of constant prepayment rates ("CPRs") for the Company's Agency MBS for the periods presented:

	2Q2013	1Q2013	4Q2012	3Q2012
RMBS	25.7%	24.8%	24.3%	23.4%
CMBS	0.0%	0.0%	0.0%	0.0%
Total weighted average (1)	23.2%	22.0%	21.5%	20.9%
(1) CPRs for CMBS IO are not calculated and reported. If CPRs for CMBS IO were included, the total weighted averages above would be lower.

The following table presents the weighted average coupon by weighted average months-to-reset ("MTR") for the variable-rate portion of our Agency RMBS based on par value as of June 30, 2013 and December 31, 2012:

	June 30, 2013		December 31, 2012
($ in thousands)	Par Value	WAVG Coupon	Par Value	WAVG Coupon
0-12 MTR	$479,605	3.29%	$523,711	3.94%
13-24 MTR	380,521	3.81%	105,372	4.41%
25-36 MTR	128,969	4.08%	194,814	3.82%
37-60 MTR	600,567	3.69%	471,159	4.02%
61-84 MTR	328,166	3.13%	620,099	3.28%
Over 84 MTR	1,029,426	3.02%	490,759	3.40%
	$2,947,254	3.36%	$2,405,914	3.69%

Information related to the credit ratings for the Company's non-Agency MBS as of June 30, 2013 is as follows:

	Fair Value			Weighted average % of total
($ in thousands)	RMBS	CMBS	CMBS IO
AAA	$—	$76,028	$128,972	35.2%
AA	—	44,283	1,646	7.9%
A	—	257,864	—	44.3%
Below A or not rated	12,064	61,600	—	12.6%
	$12,064	$439,775	$130,618	100.0%
Repurchase Agreement Borrowings
The following tables present the components of the Company’s repurchase agreements as of June 30, 2013 by the fair value and type of securities pledged as collateral to the repurchase agreements:

	June 30, 2013
($ in thousands)	Balance	Weighted Average Rate	Fair Value of Collateral Pledged
Agency RMBS	$2,885,261	0.40%	$2,994,711
Agency CMBS	244,739	0.39%	295,461
Agency CMBS IOs	439,482	1.19%	541,133
Non-Agency RMBS	8,986	1.88%	10,796
Non-Agency CMBS	368,060	1.32%	432,212
Non-Agency CMBS IO	102,298	1.38%	130,605
Securitization financing bonds	23,017	1.61%	25,893
Deferred costs	(451)	n/a	n/a
	$4,071,392	0.60%	$4,430,811
The combined weighted average original term to maturity for the Company’s repurchase agreements was 49 days as of June 30, 2013 and 57 days as of December 31, 2012.
Hedging Activities
During the second quarter the Company entered into 10-year current pay and forward starting interest rate swaps with an aggregate notional balance of $180 million and a weighted average effective pay rate of 2.13%. Given the longer term of these interest rate swaps, the Company did not designate them as cash flow hedges under GAAP. As such, the increase in fair value of $11.0 million related to these additional swaps was included in the Company's income statement for the second quarter.
Additionally, effective on June 30, 2013, the Company voluntarily discontinued hedge accounting for interest rate swaps which previously had been accounted for as cash flow hedges under GAAP. Under GAAP cash flow hedge accounting, interest rate swaps are recorded at fair value as assets and liabilities on the balance sheet with any changes in fair value recorded in accumulated other comprehensive income, a separate component of shareholders' equity. As a result of discontinuing hedge accounting, future changes in the fair value of interest rate swap contracts will be recorded in the Company's consolidated statement of income rather than accumulated other comprehensive income. The Company discontinued hedge accounting in order to more effectively manage the maturity dates of its repurchase agreements. Hedge accounting limits the ability of the Company to extend maturity dates for its repurchase agreements beyond 30-days, forcing the Company to have repurchase agreements mature, or roll, at fixed intervals throughout a given 30-day period. A fuller description of the reasons and the impact of the discontinuing of hedge accounting will be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. The Company has also begun utilizing other instruments to hedge its interest risk exposures such as Eurodollar contracts and has sold $450 million in such contracts since the end of the second quarter. The Company's interest rate swaps and Eurodollar contracts will continue to be treated as hedges for income tax purposes.
The following table summarizes the contractual maturities remaining for the Company’s outstanding interest rate swap agreements as of June 30, 2013:

($ in thousands)	Notional Amount: Trading	Notional Amount: Hedging	Notional Amount: Total	Number of Swaps	Weighted-Average Fixed Rate Swapped
0-12 months	$435,000	$—	$435,000	7	1.26%
13-36 months	390,000	—	390,000	11	1.99%
37-60 months	212,000	—	212,000	8	1.17%
Over 60 months	605,000	—	605,000	20	1.76%
	$1,642,000	$—	$1,642,000	46	1.61%
Equity Summary
The following table summarizes the allocation of the Company's shareholders' equity as of June 30, 2013 and the net interest income contribution for the quarters indicated to each component of the Company's balance sheet:

($ in thousands)	Asset Carrying Basis	Associated Financing(1)/Liability Carrying Basis	Allocated Shareholders' Equity	% of Shareholders' Equity	2Q2013 Net Interest Income Contribution	1Q2013 Net Interest Income Contribution
Agency MBS	$3,976,866	$3,569,150	$407,716	67.1%	$16,810	$16,863
Non-Agency MBS	582,457	490,044	92,413	15.2%	4,838	4,861
Securitized mortgage loans (2)	62,083	36,832	25,251	4.2%	777	522
Other investments (2)	5,782	—	5,782	1.0%	19	19
Derivative instruments(3)	14,860	21,192	(6,332)	(1.0)%	—	—
Cash and cash equivalents	29,343	—	29,343	4.8%	—	—
Other assets/other liabilities	77,880	24,816	53,064	8.7%	—	—
	$4,749,271	$4,142,034	$607,237	100.0%	$22,444	$22,265

(1)
Associated financing for investments includes repurchase agreements and securitization financing issued to third parties (which is presented on the Company's balance sheet as “non-recourse collateralized financing”). Associated financing for hedging instruments represents the fair value of the interest rate swap agreements in a liability position.

(2)	Net interest income contribution amount is after provision for loan losses.

(3)
Net interest expense from derivative instruments designated as hedges of repurchase agreement financing is included within net interest income contribution amounts for each respective investment category.

Company Description
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company is actively investing in Agency and non-Agency RMBS and CMBS.  The

Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Forward-looking statements in this release include, without limitation, statements regarding future interest rates, our views on expected characteristics of future investment environments and risks posed by our investment portfolio, our future investment strategies, our future leverage levels and financing strategies including the use of specific financing and hedging instruments and strategies, and the expected performance of our investment portfolio and certain of our investments. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, including volatility in the credit markets which impacts asset prices and the cost and availability of financing, defaults by borrowers, availability of suitable reinvestment opportunities, variability in investment portfolio cash flows, fluctuations in interest rates, fluctuations in property capitalization rates and values of commercial real estate, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, uncertainty around government policy, the impact of regulatory changes, including the Emergency Economic Stabilization Act of 2008 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the full impacts of which are unknown at this time, and another ownership change under Section 382 that further impacts the use of our tax net operating loss carryforward. For additional information on risk factors that could affect the Company's forward-looking statements, see the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with and furnished to the Securities and Exchange Commission.

#	#	#

DYNEX CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share data)

	June 30, 2013	December 31, 2012
ASSETS	(unaudited)
Mortgage-backed securities, at fair value (including pledged of $4,437,651 and $3,967,134, respectively)	$4,559,323	$4,103,981
Securitized mortgage loans, net	62,083	70,823
Other investments, net	5,782	858
	4,627,188	4,175,662
Cash and cash equivalents	29,343	55,809
Derivative assets	14,860	—
Receivable from securities sold	22,875	—
Principal receivable on investments	22,860	17,008
Accrued interest receivable	24,304	23,073
Other assets, net	7,841	8,677
Total assets	$4,749,271	$4,280,229

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	$4,071,392	$3,564,128
Non-recourse collateralized financing	24,634	30,504
Derivative liabilities	21,192	42,537
Accrued interest payable	1,661	2,895
Accrued dividends payable	17,902	16,770
Other liabilities	5,253	6,685
Total liabilities	4,142,034	3,663,519

Shareholders’ equity:
Preferred stock, par value $.01 per share, 8.5% Series A Cumulative Redeemable; 8,000,000 shares authorized; 2,300,000 shares issued and outstanding, respectively ($58,532 aggregate liquidation preference)	55,407	55,407
Preferred stock, par value $.01 per share, 7.625% Series B Cumulative Redeemable; 7,000,000 shares authorized; 2,250,000 shares issued and outstanding, respectively ($57,108 aggregate liquidation preference)	54,251	—
Common stock, par value $.01 per share, 200,000,000 shares authorized; 55,173,392 and 54,268,915 shares issued and outstanding, respectively	552	543
Additional paid-in capital	767,172	759,214
Accumulated other comprehensive income (loss)	(35,100)	52,511
Accumulated deficit	(235,045)	(250,965)
Total shareholders' equity	607,237	616,710
Total liabilities and shareholders’ equity	$4,749,271	$4,280,229

Book value per common share	$8.94	$10.30

DYNEX CAPITAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
 (amounts in thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Interest income:
Mortgage-backed securities	$32,968	$25,519	$65,007	$49,982
Securitized mortgage loans	903	1,527	1,827	3,031
Other investments	19	79	38	384
	33,890	27,125	66,872	53,397
Interest expense:
Repurchase agreements	11,165	7,863	21,383	14,507
Non-recourse collateralized financing	281	254	519	735
	11,446	8,117	21,902	15,242

Net interest income	22,444	19,008	44,970	38,155
Provision for loan losses	—	—	(261)	(60)
Net interest income after provision for loan losses	22,444	19,008	44,709	38,095

Gain on sale of investments, net	2,031	2,587	3,422	2,938
Fair value adjustments, net	10,753	117	10,596	(93)
Other income, net	101	159	13	528
General and administrative expenses:
Compensation and benefits	(2,308)	(1,779)	(4,666)	(3,577)
Other general and administrative	(1,487)	(1,245)	(2,938)	(2,568)
Net income	31,534	18,847	51,136	35,323
Preferred stock dividends	(2,092)	—	(3,313)	—
Net income to common shareholders	$29,442	$18,847	$47,823	$35,323

Weighted average common shares:
Basic	54,974	54,354	54,639	51,931
Diluted	54,974	54,354	54,639	51,931
Net income per common share:
Basic	$0.54	$0.35	$0.88	$0.68
Diluted	$0.54	$0.35	$0.88	$0.68
Dividends declared per common share	$0.29	$0.29	$0.58	$0.57